Exhibit 99.1


Press Release

Source: Weststar Financial Services Corporation / The Bank of Asheville Asheville, North Carolina
March 10, 2003

For Immediate Release
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                 GRIMES APPOINTED TO WESTSTAR FINANCIAL SERVICES
                               BOARD OF DIRECTORS

The Board of Directors of Weststar Financial Services Corporation and The Bank of Asheville have appointed Patricia Patton Grimes to complete the term of the late Max O. Cogburn, Sr. Grimes is general manager of Harry's Cadillac Pontiac GMC in Asheville.

An Asheville native, Grimes attended St. Genevieve of the Pines Academy. She graduated from UNC-Chapel Hill with a B.S. in Medical Technology. After graduation, she worked as a clinical microbiologist at North Carolina Memorial Hospital in Chapel Hill. Grimes later returned to Asheville to work in the laboratory at St. Joseph's Hospital. In 1978, she joined the faculty of Asheville-Buncombe Technical Community College as an instructor and educational coordinator for the Medical Laboratory program. In 1996, Grimes became general manager of Harry's Cadillac Pontiac GMC, a third-generation family business. She has since graduated from General Motors' School of Automotive Management. Active in the community, Grimes has been a volunteer with the ABCCM Doctors Medical Clinic and has served on the United Way Campaign Cabinet. She resides in Fairview with her husband, Junius, and daughter Anna.

"As a community bank headquartered in Asheville, we are very fortunate to have Pat affiliated with us," said G. Gordon Greenwood, President and CEO. "She represents a family with a three-generation history in our community, and her experience, both with AB-Tech and in her current role as a local business leader, will be a valuable asset to the Bank."

Established in 1997, The Bank of Asheville currently operates three area offices. They are located at 79 Woodfin Place and 557 New Leicester Highway in Asheville and 6 Dogwood Road in Candler.

For Further Information, please contact:  G. Gordon Greenwood
                                          President and Chief Executive Officer
                                          The Bank of Asheville
                                          Phone:  (828) 232-2902
                                          email: bgreenwood@bankofasheville.com
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